EXHIBIT 99.6
                                                                    ------------

                         BOSTON SCIENTIFIC SUES MEDINOL
                        FOR FRAUD AND BREACH OF CONTRACT

Natick, MA (April 30, 2001) -- Boston Scientific Corporation (NYSE:BSX) today filed a lawsuit in the U.S. District Court for the Southern District of New York charging Medinol, Ltd., and its principals, Judith and Jacob Richter, with fraud, multiple breaches of contract, unfair and deceptive practices, and defamation. Medinol is the supplier of the NIR(R) stent sold exclusively by Boston Scientific.

The suit alleges that: "Medinol, and its principals, Judith and Jacob R. Richter, have engaged in a consistent course of unfair, deceptive, malicious and fraudulent conduct. They have repeatedly and blatantly failed to fulfill Medinol's obligations under its Supply Agreement with [Boston Scientific]. They have extorted and attempted to extort concessions out of [Boston Scientific] under threat of terminating Medinol's supply of stents. They have manipulated and even interrupted the supply of stents. They have wantonly and willfully damaged [Boston Scientific's] position and reputation in the market by refusing to ship [Boston Scientific] the NIRFlex(TM) stent, Medinol's most current product. And they have consistently attempted to manipulate Medinol's relationship with [Boston Scientific] by making knowingly false statements to the industry, the market, the U.S. Food and Drug Administration (FDA), and the media."

Boston Scientific is seeking an injunction against Medinol providing its technology to any company other than Boston Scientific. The Company is also asking the court to order Medinol to grant a fully paid, perpetual and exclusive license to manufacture and distribute all NIR(R) stents, and to pay compensatory damages, punitive and multiple damages, and attorneys' fees.

"From the beginning, we have bent over backwards to try to make this relationship work," said Jim Tobin, President and Chief Executive Officer of Boston Scientific. "Although the relationship has always been contentious, in recent years it has progressively deteriorated to the point that Medinol and the Richters have caused us real harm. It is clear they are not committed to the success of our relationship. We are now focusing on recovering damages for the harm we have suffered at the hands of Medinol and the Richters. They should not underestimate our resolve. We are confident that at the end of the day, the court will find that it was Medinol that acted illegally and in bad faith."

Boston Scientific's filing also includes a detailed and thorough response to the claims in Medinol's April 6 lawsuit. In particular, the Company points out that its independent stent manufacturing line which Medinol claims was "fraudulent" and used intellectual property "stolen" from Medinol, was actually provided for in the Supply Agreement between the companies. In fact, Medinol had agreed to design, build, and make operational an independent manufacturing line at Boston Scientific in order to protect the Company and its customers in the event Medinol could not or would not provide Boston Scientific with stents. Medinol failed to honor the agreement.

Boston Scientific's response explains that "[c]onfronted with Medinol and the Richters' twin actions of preventing [Boston Scientific] from having the independent line needed for its protection against an interruption of supply and at the same time threatening that very interruption, [Boston Scientific] had every right to establish the independent line itself." The Company was merely exercising its legal rights in response to Medinol's breaches of the Supply Agreement in a way entirely consistent with that Agreement.

The Company's response points out that Medinol's claim of Boston Scientific "defrauding" the FDA is completely baseless. Boston Scientific never made any filings with the FDA on the independent line and in fact never completed it. The Company also points out that Medinol is well aware that Boston Scientific did not produce or sell any commercial stents from the line and, therefore, Medinol did not lose a single stent sale or a single dollar of revenue.

Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices. The Company's products are used in a broad range of interventional medical specialties.

This press release contains forward-looking statements. The Company wishes to caution the reader of this press release that actual results may differ from those discussed in the forward-looking statements and may be adversely affected by, among other things, uncertainties associated with litigation, relationships with third party suppliers, and other factors described in the company's filings with the Securities and Exchange Commission.


                                        CONTACT:   Milan Kofol (508-650-8569)
                                                   Investor Relations
                                                   Boston Scientific Corporation

                                                   Paul Donovan (508-650-8541)
                                                   Media Relations
                                                   Boston Scientific Corporation